Exhibit 1

Suite 920-475 West Georgia Street Vancouver, BC V6B 4M9	Tel: 1-604-689-7317 Fax: 1-604-688-0094

FOR IMMEDIATE RELEASE

SECOND QUARTER FINANCIAL RESULTS

Vancouver, August 29, 2006 - Luna Gold Corp. (TSXV-LGC, OTCBB-LGCU) ("Luna" or the "Company") announces financial results for its second quarter ended June 30, 2006.

The Company incurred a net loss of US$226,398 for the three-month period ended June 30, 2006, resulting in a net loss per share of US$0.01 compared to a net loss of US$249,011 or a net loss of US$0.01 per share, in the prior year.

For further details, please refer to the Company's consolidated financial statements for the period ended June 30, 2006 which have been filed through SEDAR.

About Luna Gold Corp.

Luna is a TSXV and OTCBB listed company with a focus on gold exploration in Nevada and gold development in Brazil.

For further information contact Tim Searcy at (604) 689-7317 (extension 225).

On behalf of the Board of Directors

LUNA GOLD CORP.

"Tim Searcy"

Tim Searcy, President

Website: www.lunagold.com
For further information contact Investor Relations at (604) 689-7317 or toll free at 1-866-689-7317.

The TSX Venture Exchange has not reviewed and does not accept responsibility or the adequacy or accuracy of the contents herein.

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in Luna Gold Corp.'s periodic filings with Canadian Securities Regulators. Such forward-looking information represents management's best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Luna Gold does not assume the obligation to update any forward-looking statement.